MUTUALS.com
(the “Registrant”)
Registration No. 811-10319
Form N-SAR
Semi-Annual Period Ended September 30, 2005

Sub-Item 77M: Mergers.

The Generation Wave Growth Fund acquired, through a non-taxable reorganization, substantially all of the net assets of the Generation Wave Aggressive Growth Fund and the Generation Wave Alternative Growth Fund.

With regard to the circumstances and the details of the Reorganization, the Registrant hereby incorporates by reference the proxy statement (Form N-14) dated June 8, 2005 as filed electronically with the Securities and Exchange Commission (the "SEC") on June 8, 2005 (the "Proxy Statement").

The following information is provided in response to questions not addressed in the Proxy Statement:

(a)	The Reorganization closed on July 29, 2005.

(b)
On July 15, 2005, the shareholders of the Generation Wave Aggressive Growth Fund and the Generation Wave Alternative Growth Fund approved the Reorganization, including an Agreement and Plan of Reorganization, filed electronically with the SEC as part of the Proxy Statement on June 8, 2005.